EXHIBIT 99.1
DAYBREAK OIL AND GAS, INC.
AUDIT FEE PRE-APPROVAL POLICY
1.	STATEMENT OF PRINCIPLES
Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for the appointment, compensation and oversight of the work of the independent public accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent public accountants in order to assure that the provision of such services does not impair the public accountant’s independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent public accountant may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent public accountants. Accordingly, the Audit Committee has adopted the Audit Fee Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent public accountants may be pre-approved. Under the Policy, unless a type of service to be provided by the independent public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.
2.	DELEGATION OF PRE-APPROVAL AUTHORITY
As provided by the Act and the SEC’s rules, in the absence of the Audit Committee Chairman, the Audit Committee delegates pre-approval authority to any of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee for ratification at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent public accountants to management.
3.	AUDIT SERVICES
The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent public accountants reasonably can provide and are not prohibited by law.
4.	AUDIT-RELATED SERVICES
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent public accountant. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor.
5.	TAX SERVICES
The Audit Committee believes that the independent public accountants can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the independent public

April 3, 2008	Page 1 of 2

EXHIBIT 99.1
accountant’s independence. However, the Audit Committee will not permit the retention of the independent public accountants in connection with a transaction initially recommended by the independent public accountants, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.
6.	ALL OTHER SERVICES
The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.
7.	PROHIBITED NON-AUDIT SERVICES
▪	Bookkeeping or other services related to the accounting records or financial statements of the audit client

▪	Financial information systems design and implementation

▪	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

▪	Actuarial services

▪	Internal audit outsourcing services

▪	Management functions

▪	Human resources

▪	Broker-dealer, investment adviser or investment banking services

▪	Legal services

▪	Expert services unrelated to the audit
8.	PRE-APPROVAL FEE LEVELS
Pre-approval fee levels for all services to be provided by the independent public accountants will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.
9.	SUPPORTING DOCUMENTATION
With respect to each proposed pre-approved service, the independent public accountants will provide detailed back-up documentation, which will be provided to the Audit Committee regarding the specific services to be provided.
10.	PROCEDURES
Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent public accountants and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.
* * *

April 3, 2008	Page 2 of 2